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                                    EXHIBIT d.(v)

                          Form of Amended and Restated
         Sub-Advisory Agreement with Wellington Management Company, LLP


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                              AMENDED AND RESTATED
                        INVESTMENT SUB-ADVISORY AGREEMENT

         This Amended and Restated Investment Sub-Advisory Agreement is made by and between HL Investment Advisors LLC, a Connecticut corporation ("HL
Advisors") and Wellington Management Company, LLP, a Massachusetts limited liability partnership ("Wellington Management").

         WHEREAS, HL Advisors has entered into an agreement for the provision of investment management services to the Hartford Series Fund, Inc. (the
"Company") currently comprised of the portfolios listed on Attachment A (each a "Portfolio" and together the "Portfolios"), and

         WHEREAS, HL Advisors wishes to engage the services of Wellington
Management Company as Sub-Adviser to the Portfolios and any future series as agreed to between HL Advisors and the Company, and

         WHEREAS, Wellington Management is willing to perform advisory services on behalf of the Portfolios upon the terms and conditions and for the compensation hereinafter set forth.

         NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows:

1. HL Advisors hereby employs Wellington Management to serve as Sub-Adviser with respect to the assets of the Portfolios and to perform the services hereinafter set forth subject to the terms and conditions of the investment objectives, policies and restrictions of each Portfolio, and Wellington Management hereby accepts such employment and agrees during such period to assume the obligations herein set forth for the compensation herein provided.

2. Wellington Management shall provide an investment program appropriate for each Portfolio which program shall be amended and updated from time to time as financial and other economic conditions change.

3. Wellington Management will make all determinations with respect to the investment of the assets of the Portfolios and the purchase or sale of portfolio securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include advising the Company's Board of Directors of the manner in which voting rights, rights to consent to corporate action, and any other non-investment decisions pertaining to a Portfolio's securities should be exercised.

4. Wellington Management will regularly furnish reports with respect to the Portfolios at periodic meetings of the Company's Board of Directors and at such other times as may be reasonably requested by the Company's Board of Directors, which reports shall include Wellington Management's economic outlook and investment strategy and a discussion of the portfolio activity and the performance of the Portfolios since the last report. Copies of all such reports shall be furnished to HL Advisors for examination and review within a

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      reasonable time prior to the presentation of such reports to the
      Company's Board of Directors.

5. Wellington Management will select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolios and place, in the name of each Portfolio or its nominees, all such orders.
      When placing such orders, Wellington Management shall use its best efforts to obtain the best net security price available for each Portfolio.
      Subject to and in accordance with any directions that the Board of Directors may issue from time to time, Wellington Management may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Wellington
      Management determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Wellington Management's overall responsibilities with respect to the Portfolios and Wellington Management's other advisory clients. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Wellington Management will promptly communicate to the Board of Directors such information relating to portfolio transactions as they may reasonably request.

6.    (a)   As compensation for the performance of the services by Wellington
            Management hereunder, HL Advisors shall pay to Wellington
            Management, as promptly as possible after the last day of each calendar year quarter, a fee accrued daily and paid quarterly, as shown on Attachment B attached hereto.

            Wellington Management may waive all or a portion of its fees from time to time as agreed between the parties.

            If it is necessary to calculate the fee for a period of time which is not a calendar quarter, then the fee shall be (i) calculated at the annual rates provided above but prorated for the number of days elapsed in the period in question, as a percentage of the total number of days in such period, (ii) based upon the average of each Portfolio's daily net asset value for the period in question, and
            (iii) paid within a reasonable time after the close of such period.

      (b) Wellington Management will bear all expenses in connection with the performance of its services under this Agreement.

      (c) Wellington Management will not be entitled to receive any payment for the performance of its services hereunder from the Portfolios.

      (d) Wellington Management agrees to notify HL Advisors of any change in Wellington Management's personnel that are directly involved in the management of the Portfolios within a reasonable time following the occurrence of such change.

7. Wellington Management shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security as long as Wellington

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      Management shall have acted in good faith and with due care; provided, however, that its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

8.    (a)   This Amended and Restated Sub-Advisory Agreement shall become effective on August 1, 2002. This Agreement, unless sooner terminated in accordance with 8(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of the majority of the members of the Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of each
            Portfolio, and (2) in either event, by the vote of a majority of the members of the Company's Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this
            Agreement.

      (b) This Agreement (1) may be terminated with respect to each Portfolio at any time without the payment of any penalty either by vote of the members of the Board of Directors of the Company or by a vote of a majority of any Portfolio's outstanding voting securities, or by HL Advisors on sixty days' written notice to Wellington
            Management, (2) shall immediately terminate in the event of its assignment, (3) may be terminated by Wellington Management on ninety days' prior written notice to HL Advisors, but such termination will not be effective until HL Advisors shall have contracted with one or more persons to serve as a successor
            Sub-Adviser for the Portfolio (or HL Advisors or an affiliate of HL
            Advisors agrees to manage the Portfolio) and such person(s) shall have assumed such position, and (4) will terminate automatically upon termination of the advisory agreement between HL Advisors and the Company of even date herewith.

      (c) As used in this Agreement, the terms "assignment," "interested parties" and "vote of a majority of the Company's outstanding voting securities" shall have the meanings set forth for such terms in the Investment Company Act of 1940, as amended.

      (d) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party or parties at the current office address provided by each party.

9. Nothing in this Agreement shall limit or restrict the right of any partner, officer, or employee of Wellington Management to engage in any business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Wellington Management to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

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10.   HL Advisors agrees that neither it nor any affiliate of HL Advisors will use Wellington Management's name or refer to Wellington Management or
      Wellington Management's clients in marketing and promotional materials without prior notification to and authorization by Wellington Management, such authorization not to be unreasonably withheld.

11. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of August 1, 2002.

                                    HL INVESTMENT ADVISORS LLC



                                    By:  _____________________________
                                    Name:
                                    Title:

                                    WELLINGTON MANAGEMENT COMPANY, LLP


                                    By:  _____________________________
                                    Name:
                                    Title:




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                                        ATTACHMENT A

The following series of the Hartford Series Fund, Inc. are made a part of this agreement:

                  Hartford Advisers HLS Fund
                  Hartford Capital Appreciation HLS Fund
                  Hartford Dividend and Growth HLS Fund
                  Hartford Global Advisers HLS Fund
                  Hartford International Opportunities HLS Fund
                  Hartford MidCap HLS Fund
                  Hartford Small Company HLS Fund
                  Hartford Stock HLS Fund

Dated:    August 1, 2002

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                                  ATTACHMENT B

The sub-advisory fee shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the
Portfolio:

ADVISERS HLS FUND, DIVIDEND AND GROWTH HLS FUND AND STOCK HLS FUND

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

NET ASSET VALUE                      ANNUAL RATE
First $50,000,000                       0.325%
Next $100,000,000                       0.250%
Next $350,000,000                       0.200%
Amount Over $500,000,000                0.150%


CAPITAL APPRECIATION HLS FUND, GLOBAL ADVISERS HLS FUND, INTERNATIONAL OPPORTUNITIES HLS FUND, MIDCAP HLS FUND AND SMALL COMPANY HLS FUND


NET ASSET VALUE                      ANNUAL RATE
First $50,000,000                       0.400%
Next $100,000,000                       0.300%
Next $350,000,000                       0.250%
Amount Over $500,000,000                0.200%

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Dated:    August 1, 2002